Exhibit 10.1

EQUITY COMPENSATION AND
SUPPLEMENTAL PENSION AGREEMENT

THIS AGREEMENT, is made and entered into as of November 2, 2012 (the “Effective Date”) by and between Caterpillar Inc., a Delaware corporation (the “Company”), and Richard P. Lavin (the “Executive”).
WHEREAS, the Company recognizes and appreciates the service provided by the Executive during his 28-year career with the Company, including his leadership, strategic vision and contributions to the growth of the Company’s operations and presence in developing markets, particularly Asia; and
WHEREAS, the Executive is a Group President of the Company who is subject to Section 16 of the Securities and Exchange Act of 1934; and
WHEREAS, the Company maintains the Caterpillar Inc. 2006 Long-Term Incentive Plan (the “2006 LTIP”); and
WHEREAS, the Company maintains, and the Executive participates in, the Caterpillar Inc. Retirement Income Plan (“RIP”) and the Caterpillar Inc. Supplemental Retirement Plan (the “SERP”); and
WHEREAS, in connection with the Executive’s retirement from the Company effective December 31, 2012 (the “Retirement Date”), and in exchange for the Executive’s execution and non-revocation of a general release of claims in favor of the Company and the Executive agreeing to comply with the ongoing obligations set forth in Article III hereof, the Executive will receive: (1) a grant of a stock option, subject to the terms contained herein; (2) acceleration of vesting of all restricted stock and restricted stock units previously granted to Executive pursuant to the Company’s Chairman’s Award Program under the 2006 LTIP, subject to the terms contained herein; and (3) supplemental pension benefits, subject to the terms contained herein.
NOW, THEREFORE, the Company and the Executive hereby agree as follows:
I.
EQUITY COMPENSATION

1.1    Option Grant. Subject to the condition precedent described in Section 3.1, this Agreement evidences the grant to the Executive on November 5, 2012 (the “Grant Date”), pursuant to the terms of the 2006 LTIP, of a stock option to purchase shares of common stock of the Company (the “Option”), with an aggregate grant date value of $2,000,000 calculated based on the Company’s Black-Scholes option pricing methodology.

1.2    Option Price. The purchase price of each share of common stock of the Company subject to the Option shall be the per share closing price of the common stock of the Company on the Grant Date (the “Option Price”).
1.3    Type of Option. The grant is not intended to be, and will not be treated as, an incentive stock option as that term is described in Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).
1.4    Term of Option. Unless the Option terminates earlier pursuant to other provisions of this Agreement, the Option shall expire on the fifth anniversary of the Grant Date.
1.5    Vesting. Subject to the terms and conditions of this Agreement:
    (a)    Vesting and Exercisability of Option. The Option shall become vested as of the first day after the Grant Date that the per share closing price of the common stock of the Company is at least $110.09 for twenty consecutive trading days. In no event, however, shall the Option become exercisable until the later of (1) the date that it becomes vested in accordance with the preceding sentence or (2) the Retirement Date, except as provided in Section 1.6.
(b)    Acceleration of Vesting of Chairman’s Awards. Subject to the condition precedent described in Section 3.1, all restricted stock and restricted stock units previously granted to Executive pursuant to the Company’s Chairman’s Award Program under the 2006 LTIP that are outstanding and unvested as of the day immediately prior to the Retirement Date shall become vested, to the extent vesting is not otherwise automatic, upon the Retirement Date. Such restricted stock and restricted stock units shall be subject to the terms, conditions and provisions of the 2006 LTIP and the governing award documents.
1.6    Executive’s Death. If Executive dies on or after the Effective Date, to the extent that the Option is not then exercisable, the Option shall immediately become fully vested and shall remain exercisable for the remainder of the term of the Option. The Executive’s beneficiary or estate may exercise the Option.
1.7    Exercise. If the Option becomes exercisable under this Agreement, the Option may be exercised by the delivery of a notice of exercise to the Company (or its designated agent(s)), setting forth the number of shares of common stock of the Company to be exercised, accompanied by full payment for such shares. The Option Price upon exercise of the Option shall be payable to the Company in full either:

(a)	by tendering cash, or

(b)	by tendering previously acquired shares of common stock of the Company having an aggregate Fair Market Value at the time of exercise equal to the Option Price, or

(c)
by cashless exercise through delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of shares having a Fair Market Value equal to the Option Price, or

(d)	by directing the Company to withhold a number of shares otherwise issuable upon election having a Fair Market Value equal to the Option Price.
For purposes of this Section 1.7, the term “Fair Market Value” shall have the same meaning given to such defined term under the 2006 LTIP.
1.8    Transferability. Subject to certain exceptions set forth in the 2006 LTIP, the Option is only exercisable by Executive (or Executive’s beneficiary, estate or representative, as applicable) and may not be assigned, transferred, pledged or hypothecated in any way. The Option is not subject to execution, attachment or similar process. Any attempt at such, contrary to the provisions of the 2006 LTIP, will be null and void and without effect.
1.9    Beneficiary Designation. The Executive may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under Article I of this Agreement is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the Executive, shall be in a form prescribed by the Company, and will be effective only when filed by the Executive in writing with the Company during the Executive’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Executive’s death under this Agreement shall be paid to the Executive’s estate.
1.10    Withholding. The Company may be required to withhold taxes upon exercise of the Option and in connection therewith, the Company may withhold shares to satisfy any withholding requirements subject to the following: (a) the value of the shares surrendered must equal the withholding requirement and (b) the value of the shares surrendered shall be the Fair Market Value determined as of the exercise date. For purposes of this Section 1.12, the term “Fair Market Value” shall have the same meaning given to such defined term under the 2006 LTIP.
1.11    Acceptance. Executive’s acceptance of the Option constitutes acknowledgement and consent to the terms of the Option, as described in this Agreement.
1.12    Effect on Other Benefits. This Agreement and the Option (and any exercise thereof) is not intended to and shall not impact the coverage of or the amount of any other employee benefit plans in which Executive participates that are sponsored by the Company and any of its subsidiaries or affiliates.
1.13    Administration. This Agreement and the Option shall at all times be subject to the terms, conditions and provisions of the 2006 LTIP, which are incorporated by reference, and the 2006 LTIP shall be administered in accordance with the terms of, and as provided in, the 2006 LTIP. In the event of conflict between the terms and provisions of this Agreement and the terms, conditions and provisions of the 2006 LTIP, the terms, conditions and provisions of the 2006 LTIP shall control.

II.
SUPPLEMENTAL PENSION BENEFIT
2.1.    Pension Benefit. Subject to the condition precedent described in Section 3.1, a supplemental pension benefit will be paid to the Executive pursuant to Article II of this Agreement equal to: (a) the amount of pension benefits that would be payable to the Executive under RIP and SERP if the Executive had earned 35 years of service for benefit accrual purposes under RIP and SERP and attained age 65 as of the Retirement Date; minus (b) the amount actually payable to the Executive under RIP and SERP.
2.2    Determination of Supplemental Pension Benefit Upon Separation of Service. The amount payable pursuant to Section 2.1 upon the Executive’s Separation of Service (defined in Section 2.4(a)(1) below) shall be determined as provided in this Section 2.2.
(a)    Step One. The Company shall determine the normal form of benefit that would be payable to the Executive pursuant to RIP and SERP assuming the Executive had attained age 65 and had accrued 35 years of service for benefit accrual purposes as of the Retirement Date. For purposes of this paragraph (a), the benefit shall be determined by applying the provisions of RIP and SERP to the Executive as of the Retirement Date.
(b)    Step Two. The Company shall determine the normal form of benefit that is payable to the Executive pursuant to RIP and SERP. For purposes of this paragraph (b), the benefit shall be determined by applying the provisions of RIP and SERP to the Executive as of the Retirement Date.
(c)    Step Three. The amount determined pursuant to paragraph (b) above shall be subtracted from the amount determined pursuant to paragraph (a) above to determine the amount payable to the Executive pursuant to Article II of this Agreement. If, and to the extent the benefit is payable in another form of benefit payment as provided in Section 2.3 or Section 2.4(c), the amount determined pursuant to this paragraph (c) shall be converted to the alternate form of benefit payment using reasonable actuarial assumptions and methods determined by the Company.
2.3    Determination of Supplemental Pension Benefit Upon Death. If the Executive dies on or after the Effective Date but before supplemental pension benefits commence under this Article II, the provisions of Section 2.4(c)(2) will apply.
2.4    Payments. Any payment of supplemental pension benefits to the Executive pursuant to this Article II shall be administered in accordance with this Section 2.4.
(a)    Section 409A     Restrictions. The Executive (or the Executive’s beneficiary in the case of the Executive’s death) shall not be entitled to commence benefits hereunder prior to the first to occur of the following events:
(1)    the Executive’s “Separation From Service” (as determined in accordance with any regulations, rulings or other guidance issued by the Department of the Treasury or the Internal Revenue Service pursuant to Section 409A(a)(2)(A)(i) of the Code), or if the Executive is a “Key Executive” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5)) the date which is six months after the Executive’s Separation From Service;
(2)    the Executive becoming “Disabled” (as defined and determined in accordance with Section 409A(a)(2)(C) of the Code);
(3)    the Executive’s death;
(4)    an Unforeseeable Emergency (as defined and determined in accordance with Section 409A(a)(2)(B)(ii)(I) of the Code); or

(5)    to the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.
This Section 2.4(a) restates the restrictions on distributions set forth in Section 409A of the Code and is intended to impose restrictions on distributions pursuant to this Agreement accordingly. This Section 2.4(a) does not describe the instances in which distributions actually will be made. Rather, distributions will be made only if and when permitted by both this Section 2.4(a) and another provision of Article II of this Agreement.
(b)    Timing of Payment. Any benefit determined under Section 2.2 that becomes payable to the Executive following Separation from Service shall be paid as soon as administratively feasible after the date which is six months after the Executive’s Separation From Service, except in the event of the Executive’s death, in which case any benefit payable to the Executive’s beneficiary shall commence as soon as administratively feasible following the Executive’s date of death.
(c)    Form of Payment.
(1)    Distribution Upon Separation From Service. Subject to Section 3.1, the supplemental pension benefits determined under Section 2.2 shall be distributed to the Executive as follows:
(i)    Executive Married. Subject to paragraph 2.1(c)(2) and provided that the Executive was continuously married for the one-year period ending on the date of his Separation From Service, the supplemental pension benefits shall be paid in the normal form of benefit payable under RIP which is a joint and survivor annuity in a reduced monthly benefit for the Executive’s life (as determined in accordance with the applicable actuarial assumptions in effect under RIP) and then, if the Executive’s spouse is still alive, a benefit equal to a specified percentage of the Executive’s monthly benefit is paid to the spouse for the remainder of her life. If the Executive’s spouse is not alive when the Executive dies, no further payments shall be made. Notwithstanding the foregoing, in accordance with uniform rules and procedures as may be implemented by the Company, the Executive may, with the written consent of his spouse, elect to waive the joint and survivor annuity of this paragraph and instead elect a single life annuity or any actuarially equivalent form of annuity permitted under RIP.
(ii)    Executive Unmarried. Provided that the Executive has not been continuously married for the one-year period ending on the date of his Separation From Service, the supplemental pension benefits shall be paid in the form of a single life annuity for the Executive’s life. No payments shall be made after the Executive’s death. Notwithstanding the foregoing, in accordance with uniform rules and procedures as may be implemented by the Company, Executive may elect, in lieu of a single life annuity, to have his benefits paid in any actuarially equivalent form of annuity permitted under RIP.
(iii)    Interest Adjustment. Pursuant to Section 2.1(b), payments shall commence as soon as administratively feasible after the date that is six months after the Executive’s Separation From Service. The monthly benefit amounts that would have been payable if not for such six-month delay will be credited with interest at five percent (5%) per annum through the date the first monthly benefit payment is actually made. Such delayed monthly benefit amounts and interest shall be paid in a single lump sum amount as soon as administratively feasible after the date the first monthly benefit payment is actually made.
(2)    Distribution Upon Death. If the Executive dies before supplemental pension benefits commence hereunder, and the Executive was continuously married during the one-year period ending on the Executive’s date of death, the Executive’s surviving spouse shall be entitled to a monthly survivor benefit payable during the spouse’s lifetime and terminating with the payment for the month in which such spouse’s death occurs. The monthly benefit payable to the surviving spouse shall be the portion of the amount determined pursuant to paragraph 1.2 as of the Retirement Date that the surviving spouse would have been entitled to receive pursuant to this Agreement if the Executive had separated from service on the date of his death, commenced benefits in the form of a 50% joint and survivor annuity, and then died immediately thereafter.
2.5    Acceleration of Benefits Prohibited. Notwithstanding any other provision of this Agreement to the contrary, neither the time nor the schedule of any payment made pursuant to Article II of this Agreement may be accelerated except as specifically provided below or as provided in additional guidance issued by the Department of the Treasury or the Internal Revenue Service.
(a)    The time or schedule of distributions under Article II of this Agreement to an individual other than the Executive may be accelerated as may be necessary to fulfill a Domestic Relations Order.
(b)    The time or schedule of distributions under Article II of this Agreement may be accelerated as may be necessary to comply with a “Certificate of Divestiture” (as defined in Section 1043(b) of the Code).
(c)    The time or schedule of distributions under Article II of this Agreement may be accelerated to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Sections 3101 and 3121(v)(2) of the Code on compensation deferred under this Agreement (the “FICA Amount”). In addition, the time or schedule of distributions under Article II of this Agreement may be accelerated to pay the income tax at source on wages imposed under Section 3401 of the Code on the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes. Notwithstanding the foregoing, the total payment under this paragraph (c) must not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.
2.6    Benefits Unfunded. At all times, the supplemental pension benefits described in this Article II shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. The right of the Executive (or his designated beneficiary) to receive a payment hereunder shall be an unsecured claim against the general assets of the Company, and neither the Executive nor a designated beneficiary shall have any rights in or against any specific assets of the Company. All amounts payable pursuant to Article II of this Agreement shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.
2.7    Benefits Not Assignable. Neither the Executive, nor his designated beneficiary, shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber all or any part of the amounts payable pursuant to Article II of this Agreement, the benefits of which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void and shall terminate Article II of this Agreement and the Company shall thereupon have no further liability hereunder. No amount payable pursuant to Article II of this Agreement shall, prior to actual payment, be subject to seizure by any creditor for the payment of any debt, judgment or other obligation, by a proceeding at law or in equity, not transferable by operation of law in the event of bankruptcy, insolvency or death of the Executive or his designated beneficiary. Notwithstanding the preceding provisions of this Section 2.7 to the contrary and to the extent permitted by law, the amounts payable pursuant to this Agreement may be assigned or alienated pursuant to a “Domestic Relations Order” (as such term is defined in Section 414(p)(1)(B) of the Code).

III.
CONDITION PRECEDENT; EXECUTIVE’S ONGOING OBLIGATIONS
3.1    Condition Precedent. Except as provided in Section 1.6 and Section 2.3, the Option, the supplemental pension benefits and the acceleration of vesting provided under this Agreement are expressly conditioned on (a) Executive not resigning his employment with the Company, or being terminated by the Company for “Cause” (as such term is defined in the 2006 LTIP) prior to the Retirement Date, (b) Executive’s termination of his employment with the Company due to his retirement effective as of the Retirement Date, (c) the Executive executing, and not revoking, the Release as provided in Section 3.4, and (d) Executive complying with all requirements of this Agreement, including without limitation Sections 3.2, 3.3, 3.5, 3.6 and 3.7. For avoidance of doubt, if Executive’s employment is terminated either by the Company for Cause or voluntarily by Executive prior to the Retirement Date, if Executive does not terminate his employment with the Company in accordance with the previous sentence, or if Executive fails to execute or revokes the release, or violates any other provision of this Agreement, the Option and the supplemental pension benefits provided under this Agreement shall be forfeited in their entirety and the acceleration of vesting provided under this Agreement shall not occur.
3.2    Restrictive Covenants. For 12 months following the Retirement Date, Executive will not, directly or indirectly, without the Company’s prior written consent, do any of the following:
(a)    Solicit any business competitive with any Company business from any person or entity who: (i) was a Company provider or customer within the 18 months before the Retirement Date and (ii) with whom Executive had contact to further the Company’s business or for whom Executive performed services, or supervised the provision of services for, during Executive’s employment;
(b)    Hire, employ, recruit or solicit any Company employee or consultant who possesses confidential information of the Company;
(c)    Induce or influence any Company employee, consultant, customer or provider to terminate his, her or its employment or other relationship with the Company;
(d)    Engage or participate in, or in any way render services or assistance to, any business that competes, directly or indirectly, with any Company product or service that Executive participated in, engaged in, or had Confidential Information regarding, in any geographic territory over which Executive had responsibilities, during the 18 months before the Retirement Date;
(e)    Assist anyone in any of the activities listed above.
If Executive violates the promises in this Section 3.2 or in Section 3.3, 3.5, 3.6 or 3.7, in addition to all other remedies, Executive shall not be entitled to receive any further payments or benefits under this Agreement. However, Executive’s obligations, releases, and promises in this Agreement shall survive and be continuing. Executive specifically acknowledges and agrees that that the consideration already provided by this Agreement is sufficient for the continuing obligations, releases and covenants herein.
3.3    Non-Disparagement. Executive agrees not to make any negative comment about or otherwise disparage the Company or those associated with it orally or in writing, directly or by implication, to any person, including the Company’s customers or agents. Executive further agrees not to provide testimony as an expert or paid witness on behalf of a party adverse to the Company. This Section 3.3 does not prohibit Executive from testifying pursuant to a subpoena or from accepting witness fees accompanying a subpoena, and this Section 3.3 in no way limits Executive’s right to file a charge with or participate in any administrative proceeding conducted by a governmental agency relating to Executive’s employment.
3.4    Release. Not earlier than the Retirement Date, and not later than twenty-one (21) days after the Retirement Date, Executive shall execute and deliver to the Company the release (the “Release”) in the form attached hereto as Exhibit A. Executive shall have a period of seven (7) days after executing the Release to revoke the Release by written notice of revocation given to the Company. Anything else contained herein to the contrary notwithstanding, if Executive either fails to execute and deliver the Release, or revokes the Release, within the time periods described above, the Option and the supplemental pension benefits shall be immediately forfeited and Executive shall have no further rights under this Agreement; however, the remaining provisions of this Agreement, including without limitation Executive’s obligations under Sections 3.2, 3.3, 3.6 and 3.7, shall remain in effect. If Executive exercises the Option prior to the executing the Release, or during the period of time during which he has the right to revoke the Release, exercise of the Option and delivery of the shares shall be deferred until the Release has been executed and the revocation period has expired, and if Executive either fails to execute, or revokes, the Release, his exercise of the Option shall be null and void and any portion of the Option Price paid shall be promptly refunded to him. Executive acknowledges that he has been advised by the Company to consult legal counsel with respect to the Release.
3.5    Cooperation and Assistance. Executive agrees that he will cooperate (a) with the Company in the investigation, prosecution or defense of any potential claims or concerns regarding the business of the Company about which he has relevant knowledge, including by providing truthful information and testimony as reasonably requested by the Company, and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning the Company. The Company will in turn cooperate and assist Executive with addressing any such matters and will reimburse Executive for any reasonable travel and out-of-pocket expenses that he incurs in providing such cooperation. Executive further agrees to inform the Company of all subpoenas, correspondence, telephone calls, requests for information, inquiries or other contacts that he may receive from third parties, including governmental agencies, concerning any fact or circumstances known to Executive during his employment with the Company. Executive agrees to inform the Company within two (2) business days of each such contact. The Company will in accordance with its applicable bylaws and internal company policies indemnify Executive against any and all claims and losses that may arise as a result of acts or omissions by Executive in the scope of his employment with the Company.
3.6    Acknowledgment of Obligations. Executive acknowledges that during his employment, Executive developed and has been exposed to trade secrets or confidential information regarding the Company, including business strategies, operations, and actual and potential customers and suppliers (“Confidential Information”). The Company considers such Confidential Information to be valuable and proprietary. Executive agrees that after any termination or retirement date that he remains bound by the Intellectual Property Agreement that Executive signed during his employment with the Company. Executive acknowledges that he is under a continuing obligation to keep confidential, not disclose and not use any confidential information except as specifically authorized by the Company. Executive understands that he will be required to sign an Exit Statement upon any separation from employment that reaffirms these obligations regarding trade secret and confidential information. Should Executive gain employment at other employers in the future, he understands that the Company has Conflict of Interest guidelines in effect that may impact its purchasing relationships and practices with such possible employers, as stated in the Company’s Purchasing Practices No. 49. Both Executive and the Company agree that he should contact the Company’s Chief Ethics and Compliance Officer so that the Company may determine whether any such restriction on his future employment exists by operation of this Agreement, or whether any conflict of interest as contemplated by Purchasing Practices No. 49 exists regarding his employment opportunities with such possible employers. Regarding the obligations of Purchasing Practices No. 49, Executive and the Company agree that the parties will each use their best efforts to assess whether such conflict of interest may be avoided prior to his accepting employment with such other employers.
3.7    Disclosure. Executive acknowledges that he has reviewed the Company’s Worldwide Code of Business Conduct (the “Worldwide Code”) and understands his obligations to the Company under the Worldwide Code. Executive agrees that he has been given an adequate opportunity to advise the Company, and that he has fully and truthfully advised the Company, of any facts that he is aware of that constitutes or might constitute a violation of the Worldwide Code, any other Company policies, or any ethical, legal or contractual standards or obligations of the Company. If Executive learns of such facts in the future, Executive agrees to report them to the Company by contacting the Company’s Office of Business Practices.

IV.
MISCELLANEOUS PROVISIONS
4.1    References to “Company”. For purposes of Sections 1.6, 2.6, 3.1, 3.2, 3.3, 3.5, 3.6 and 3,7, the term “Company” as used therein shall also include any and all subsidiaries and affiliates of the Company.

4.2    Successors. All obligations of the Company under this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.
4.3    Compliance with Section 409A of the Code. It is intended that this Agreement satisfies the terms of Section 409A of the Code and the Treasury Regulations promulgated and other official guidance issued thereunder. This Agreement shall be interpreted and construed on a basis consistent with such intent. Notwithstanding anything contained herein to the contrary, the Company reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without Executive’s consent solely in order to maintain an exclusion from the application of, or to maintain compliance with, Section 409A of the Code. Executive’s execution of this Agreement constitutes acknowledgement and consent to such rights of the Company.
4.4    Compliance with Securities Laws. The Company will take steps required to achieve compliance with all applicable U.S. federal and state securities laws (and other laws, including registration requirements) and with the rules and practices of the stock exchanges upon which the stock of the Company is listed and the Option is subject to the requirements of such laws and rules.
4.5    Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Illinois without regard to the conflict of law provisions thereof.
4.6    Judicial Modification and Severability. If any of this Agreement’s provisions is determined to be unenforceable, the Executive and Company both agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.
4.7    Amendment. Except as otherwise provided in Section 4.3, this Agreement may be amended only by written agreement of the Executive and the Company.
4.8    Consulting an Attorney. Executive understands that the Company has advised him to consult with an attorney prior to signing this Agreement, but that any legal consultation is at Executive’s own expense. Executive agrees that he has had an adequate opportunity to consult with an attorney, Executive has read and understand this Agreement, and Executive is voluntarily signing this Agreement.
4.9    Confidentiality of Agreement. Both Executive and the Company will keep this Agreement confidential except as required by law and Executive will not disclose its terms to anyone except his spouse or domestic partner, legal counsel, and financial or tax advisor, provided these individuals agree to be bound by the terms of this confidentiality provision, and as required by law.
4.10    Execution of Agreement by Parties. Upon execution of this Agreement, the Executive and the Company signify their agreement with the terms and conditions of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on this 2nd day of November, 2012, effective as of the Effective Date.

EXECUTIVE /s/Richard P. Lavin Name: Richard P. Lavin	CATERPILLAR INC. /s/James B. Buda Name: James B. Buda Title: Executive Vice President, Law and Public Policy

EXHIBIT A
RELEASE

1.
In consideration of the grant to Richard P. Lavin (“Executive”) of a nonqualified stock option (the “Option”) to purchase shares of common stock of Caterpillar Inc., a Delaware corporation (the “Company”), the provision of supplemental pension benefits and the acceleration of certain outstanding equity compensation, all pursuant to an Equity Compensation and Supplemental Pension Agreement (the “Agreement”) dated as of November 2, 2012 Executive hereby waives and releases the following parties (the “Released Parties”) from all claims that the Executive may have, known or unknown, against them:

(a)    The Company;

(b)	The Company’s subsidiary and affiliated companies;

(c)	The Company’s predecessors; and

(d)	All of the above companies’ agents, directors, officers, employees, representatives, fiduciaries, shareholders, successors and assigns.
Executive acknowledges that prior to execution of the Agreement he had no right to receive the Option, the supplemental pension benefits or the acceleration of vesting, and that under the terms of the Agreement his receipt of, and right to exercise the Option, his right to receive supplemental pension benefits and his right to the accelerated vesting are expressly conditioned upon his executing, and not revoking, this Release.

2.
Executive’s release of claims includes all claims related to his employment with the Company (and all subsidiaries and affiliates of the Company) or the termination of his employment. For example, Executive’s release includes claims based on:

•
Any federal statute, including: the False Claims Act (including any right to share in any recovery by the United States government); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1874; the Age Discrimination in Employment Act (ADEA); the Equal Pay Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; and the National Labor Relations Act;

•	Any state statute, including discrimination and whistleblower statutes;

•	Any ordinance;

•	Any express or implied contract between the Company (and/or any subsidiary or affiliate of the Company) and him;

•	Any tort, such as defamation, misrepresentation, infliction of emotional distress, or fraud;

•	Negligence; or

•	Any other legal theory.
Executive’s release does not: (i) affect his right to obtain any vested and nonforfeitable balance in his accounts under any retirement plan; (ii) preclude him from exercising any conversion or continuation coverage rights he may have under the Company’s welfare benefit plans; or (iii) waive his right to file an administrative charge with or participate in an administrative proceeding conducted by any governmental agency concerning his employment, although his release does waive his right to receive any individual remedy, including monetary damages, in connection with any charge.

3.
Covenant Not to Sue. Executive acknowledges that he understands that a “covenant not to sue” is a legal term which means Executive agrees not to file a lawsuit in court. It is different from the general release of claims contained in Sections 1 and 2 above. Besides waiving and releasing the claims covered by Sections 1 and 2, Executive further agrees never to sue any of the Released Parties in any forum for any reason covered by the release in Sections 1 and 2 above. Notwithstanding this covenant not to sue, Executive may bring a claim against the Company to enforce the Agreement or, to the extent permitted under the law, to challenge the validity of this Release under the Age Discrimination in Employment Act. If Executive sues any Released Party in violation of this covenant not to sue, Executive shall be liable to the Released Party for the Released Party’s reasonable attorneys’ fees and other litigation costs incurred in defending against such suit.

4.
Execution and Revocation of Release. Executive must execute this Release, and deliver it to the Company, not earlier than the date on which his employment is terminated and not later than twenty-one (21) days after such date. Executive may revoke this Release by a written notice of revocation at any time within seven (7) days after executing and delivering it. The executed Release, and any written notice of revocation, shall be delivered either by personal delivery, or by certified first class mail, with proper postage prepaid (which shall be effective as of the date of mailing), and in either case shall be addressed to the following person: James B. Buda, Esq.; Caterpillar Inc.; Executive Vice President, Law and Public Policy; 100 NE Adams Street, Peoria, IL 61629-7310.

Executive acknowledges that if he either fails to execute and deliver this Release as described above, or revokes this Release, the benefits provided under the Agreement will be forfeited in their entirety and any prior exercise of the Option shall be null and void. Executive acknowledges that he has been given a period of at least twenty-one (21) days to consider whether to execute this Release, has been advised by the Company to consult with legal counsel at his own expense regarding this Release and the Agreement, and is entering into this Release and the Agreement knowingly, voluntarily, and with full knowledge of their significance and has not been coerced, threatened, or intimidated into signing this Release or the Agreement.
* * * SIGNATURE PAGE FOLLOWS * * *

IN WITNESS WHEREOF, this Agreement is executed by the Executive on this 2nd day of November, 2012.

/s/Richard P. Lavin
Richard P. Lavin